Exhibit 10(kkk)













                   HOTEL PRE-OPENING SERVICES AGREEMENT




                                  Between



                        FOUR SEASONS HOTELS LIMITED


                                    And



                      CIRCUS CIRCUS ENTERPRISES, INC.




                       FOUR SEASONS RESORT, LAS VEGAS



                             TABLE OF CONTENTS


ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.01    Definitions . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.02    Recitals. . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.03    Interpretation. . . . . . . . . . . . . . . . . . . . . . .  3
     1.04    Schedules . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE II - TERM AND TERMINATION PRIOR TO OPENING DATE. . . . . . . . .  5
     2.01    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.02    Termination Prior to Opening Date . . . . . . . . . . . . .  6

ARTICLE III - CIRCUS' RESPONSIBILITY, RIGHTS OF
                  APPROVAL AND STANDARD OF DESIGN BRIEFS . . . . . . . .  6
     3.01    Circus' Responsibility. . . . . . . . . . . . . . . . . . .  6
     3.02    Rights of Consultation. . . . . . . . . . . . . . . . . . .  6
     3.03    Standard of Hotel Design Brief. . . . . . . . . . . . . . .  7

ARTICLE IV - PRE-OPENING PLAN AND BUDGET . . . . . . . . . . . . . . . .  7
     4.01    Pre-Opening Plan and Budget . . . . . . . . . . . . . . . .  7

ARTICLE V - PROJECT ANALYSIS & SCHEMATIC DESIGN PHASE  . . . . . . . . . 11
     5.01    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.02    Circus' Obligations . . . . . . . . . . . . . . . . . . . . 11
     5.03    Four Seasons' Obligations . . . . . . . . . . . . . . . . . 13
     5.04    Four Seasons' Personal Property Obligations . . . . . . . . 15

ARTICLE VI - DESIGN DEVELOPMENT & WORKING DRAWINGS PHASE . . . . . . . . 15
     6.01    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.02    Circus' Obligations . . . . . . . . . . . . . . . . . . . . 16
     6.03    Four Seasons' Obligations . . . . . . . . . . . . . . . . . 17
     6.04    Four Seasons' Personal Property Obligations . . . . . . . . 19

ARTICLE VII - CONSTRUCTION PHASE . . . . . . . . . . . . . . . . . . . . 20
     7.01    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     7.02    Circus' Obligations . . . . . . . . . . . . . . . . . . . . 20
     7.03    Four Seasons' Obligations . . . . . . . . . . . . . . . . . 23
     7.04    Four Seasons' Personal Property Obligations . . . . . . . . 24

ARTICLE VIII - POST-OPENING DEFICIENCIES PHASE . . . . . . . . . . . . . 25
     8.01    Post-Opening Deficiency Phase . . . . . . . . . . . . . . . 25
     8.02    Circus' Obligations . . . . . . . . . . . . . . . . . . . . 26
     8.03    Four Seasons' Obligations . . . . . . . . . . . . . . . . . 26


ARTICLE IX - DESIGNATED MANAGERS AND CO-ORDINATORS . . . . . . . . . . . 27
     9.01     Circus' Responsibilities . . . . . . . . . . . . . . . . . 27
     9.02    Four Seasons' Responsibilities. . . . . . . . . . . . . . . 27
     9.03    General Co-ordination . . . . . . . . . . . . . . . . . . . 28

ARTICLE X - DEFICIENCIES . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.01                                                       Deficiencies 28

ARTICLE XI - REMUNERATION AND REIMBURSEMENT OF FOUR SEASONS. . . . . . . 29
     11.01   Consulting Fee . . . . . . . . . . . . . . . . . . . . . .  29
     11.02   Personal Property Services Fee . . . . . . . . . . . . . .  29
     11.03   Reimbursement of Costs . . . . . . . . . . . . . . . . . . .30
     11.04   Fund for Pre-Opening Costs and Expenses . . . . . . . . . . 31
     11.05   Interest . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XII - DAMAGE TO AND DESTRUCTION OF THE HOTEL . . . . . . . . . . 31
     12.01     Four Seasons' Entitlement to Fees and Charges
             During a Delay Resulting From Damage or Destruction . . . . 31

ARTICLE XIII - EXPROPRIATION . . . . . . . . . . . . . . . . . . . . . . 32
     13.01     Four Seasons' Entitlement to Fees and
             Charges During a Temporary Expropriation. . . . . . . . . . 32

ARTICLE XIV - INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . 32
     14.01    Coverage . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE XV - ASSIGNMENTS AND MORTGAGES . . . . . . . . . . . . . . . . . 32
     15.01   Circus' Right to Assign . . . . . . . . . . . . . . . . . . 32
     15.02   Circus' Right to Mortgage . . . . . . . . . . . . . . . . . 33
     15.03   Limitation on Circus' Right to Assign and Mortgage . . . .  34
     15.04   Four Seasons' Right to Assign . . . . . . . . . . . . . . . 35
     15.05   Four Seasons' Right to Mortgage . . . . . . . . . . . . . . 35
     15.06   Limitation on Four Seasons' Right to Assign . . . . . . . . 36

ARTICLE XVI - EVENTS OF DEFAULT AND TERMINATION. . . . . . . . . . . . . 36
     16.01   General . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     16.02   Rights of Non-Defaulting Party . . . . . . . . . . . . . .  38
     16.03   Remedying Defaults . . . . . . . . . . . . . . . . . . . .  38
     16.04   Bona Fide Dispute . . . . . . . . . . . . . . . . . . . . . 38
     16.05   Four Seasons' Right to Terminate . . . . . . . . . . . . .  39
     16.06   Cross-Termination . . . . . . . . . . . . . . . . . . . . . 40
     16.07   Accounting on Termination . . . . . . . . . . . . . . . . . 40
     16.08   Claims on Termination . . . . . . . . . . . . . . . . . . . 40

ARTICLE XVII - APPROVALS, DISPUTE RESOLUTION AND ARBITRATION . . . . . . 41
     17.01   Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 41
     17.02   Dispute Resolution . . . . . . . . . . . . . . . . . . . . .43
     17.03   Legal Proceedings and Arbitration . . . . . . . . . . . . . 44

ARTICLE XVIII - FOUR SEASONS' LIABILITY. . . . . . . . . . . . . . . . . 46
     18.01   Standard of Care . . . . . . . . . . . . . . . . . . . . .  46
     18.02   Indemnities . . . . . . . . . . . . . . . . . . . . . . . . 47

ARTICLE XIX - ACKNOWLEDGMENTS. . . . . . . . . . . . . . . . . . . . . . 48
     19.01   Circus' Acknowledgments . . . . . . . . . . . . . . . . . . 48
     19.02   Four Seasons' Acknowledgments . . . . . . . . . . . . . . . 48

ARTICLE XX - GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . 49
     20.01   Entire Agreement . . . . . . . . . . . . . . . . . . . . .  49
     20.02   Modification and Changes . . . . . . . . . . . . . . . . .  49
     20.03   Partial Invalidity . . . . . . . . . . . . . . . . . . . .  49
     20.04   Counterparts . . . . . . . . . . . . . . . . . . . . . . . .50
     20.05   Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     20.06   Enurement . . . . . . . . . . . . . . . . . . . . . . . . . 50
     20.07   Applicable Law . . . . . . . . . . . . . . . . . . . . . .  51
     20.08   Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .  51
     20.09   Designation of Agent for Service of Process . . . . . . . . 52
     20.10   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     20.11   Time of Essence . . . . . . . . . . . . . . . . . . . . . . 54
     20.12   Estoppel Certificates . . . . . . . . . . . . . . . . . . . 55

SCHEDULE "A" - Definitions
SCHEDULE "B" - Hotel Design Brief



                   HOTEL PRE-OPENING SERVICES AGREEMENT



          THIS AGREEMENT is made as of this 1st day of January, 1997.

B E T W E E N:

                    FOUR SEASONS HOTELS LIMITED, a corporation incorporated under the laws of the Province of Ontario, Canada, having its principal offices at 1165 Leslie Street, Toronto, Ontario, Canada, M3C 2K8,

                    ("Four Seasons"),


                    - and -


                    CIRCUS CIRCUS ENTERPRISES, INC., a corporation incorporated under the laws of the State of Nevada, United States of America, having its principal offices at 2880 Las Vegas Boulevard South, Las Vegas, Nevada, U.S.A. 89109,

                    ("Circus").


                                 RECITALS

A. Circus and/or its Affiliates (as defined below) are the legal and beneficial owners of the Land (as defined below) situated in Las Vegas, Nevada (as defined below), and on or before the Opening Date (as defined below), Owner (as defined below), a direct wholly-owned subsidiary of Circus, will be the legal and beneficial owner of the Hotel (as defined below).

B. Circus now proposes to develop upon the Land the Project (as defined below) consisting of: (i) a World Class Luxury Hotel (as defined below) containing approximately 429 guest rooms, together with two restaurants, a bar, an entertainment lobby and lounge, approximately 28,000 square feet of banquet, meeting and other public rooms, a private fitness club, spa and pool area, together with a pool bar and grille, valet parking and other facilities to be developed, constructed, furnished and equipped in accordance with the Hotel Design Brief (as defined below),
     (ii) an additional first class hotel containing approximately 3,300 guest rooms and other facilities, such World Class Luxury Hotel and additional first class hotel to be situated in the same building, (iii) a casino of approximately 100,000 square feet, (iv) a fitness and spa facility which shall include a large pool area, (v) various restaurants and other food and beverage facilities, (vi) various retail areas and other related facilities, and (vii) parking facilities.

C. Four Seasons, together with its Affiliates (as defined below), has expertise in the various phases of the development, construction, furnishing, equipping, servicing, marketing, operation, management, supervision and direction of World Class Luxury Hotels.

D. Contemporaneously with the execution of this Agreement, Owner and Circus have entered into an agreement (the "Hotel Management Agreement") with Four Seasons, pursuant to which Four Seasons (for certain fees) has agreed to provide to Owner certain services with respect to the operation and management of the Hotel.

E. Contemporaneously with the execution of this Agreement, Owner has entered into an agreement (the "Hotel License Agreement") with Four Seasons, pursuant to which Four Seasons (for certain fees) has agreed to provide to Owner the right and licence to use the Trademarks (as defined below) and utilize the Proprietary Materials (as defined below) for the marketing, operation and management of the Hotel.

F. Circus also wishes to obtain the benefit of Four Seasons' expertise in providing services in connection with the development and construction of World Class Luxury Hotels and certain other services with respect to the pre-opening acquisition of Furniture, Fixtures and Equipment (as defined below) and Operating Equipment and Supplies (as defined below), and Four Seasons (for certain fees) has agreed to provide such services to Circus with respect to the Hotel, upon and subject to the terms and conditions set forth in this Agreement.

                                 AGREEMENT

          NOW THEREFORE in consideration of the covenants and agreements set forth in this Agreement, the parties agree that:

                                 ARTICLE I
                                DEFINITIONS

1.01      Definitions

          All capitalized terms herein shall, unless otherwise indicated, have the meaning set forth in the Hotel Management Agreement. In this Agreement, the terms in Schedule "A" attached hereto shall have the respective meanings indicated therein.

1.02      Recitals

           Four Seasons and Circus each represent and warrant to the other that the Recitals to this Agreement, insofar as they relate to it, are true and correct.

1.03      Interpretation

          In this Agreement, save and except as otherwise expressly provided:

     (a) all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun;

     (b) the division of this Agreement into Articles and sections and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions;

     (c) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next business day;

     (d) all monetary amounts are expressed in United States Dollars. All payments of sums, charges, fees, costs, expenses and other amounts contemplated by this Agreement shall be paid in United States Dollars. If, pursuant to the judgment or order of any court or otherwise, any amount due or payable hereunder in United States Dollars (the "Original Currency") is paid in any other currency (the "Second Currency"), such payment in the Second Currency shall discharge or satisfy the obligation of the party making such payment to pay such amount in the Original Currency only to the extent of the United States Dollar Equivalent of the amount of such payment in the Second Currency. The party making such payment shall, as a separate and independent obligation, which shall not be merged in any such judgment or order or extinguished by any such payment in the Second Currency, pay or cause to be paid such obligation in respect of the Original Currency not so discharged and satisfied in accordance with the foregoing and indemnify the party receiving such payment and hold the party receiving such payment harmless from and against any losses, costs, damages or expenses which the party receiving such payment may sustain or incur as a result of any such amount being paid in the Second Currency;

     (e) all references to Article and section numbers refer to Articles and sections of this Agreement, and all references to Schedules refer to the Schedules attached hereto; and

     (f) the words "herein," "hereof," "hereunder," "hereinafter", "hereto" and words of similar import refer to this Agreement as a whole and not to any particular Article or section hereof.

1.04      Schedules

          The following schedules are attached hereto and are incorporated in and are deemed to be an integral part of this Agreement:

          Schedule "A"        -    Definitions
          Schedule "B"        -    Hotel Design Brief

                                ARTICLE II
                TERM AND TERMINATION PRIOR TO OPENING DATE

2.01      Term

          The term of this Agreement shall commence on the date hereof and shall expire three (3) months after the Opening Date.

2.02      Termination Prior to Opening Date

          If the other Hotel Agreements are terminated in accordance with their terms prior to the Opening Date, then this Agreement shall terminate on the date of such termination and Circus and Four Seasons shall have no future obligations arising out of this Agreement, save and except as otherwise expressly provided for in this Agreement.

                                ARTICLE III
                     CIRCUS' RESPONSIBILITY, RIGHTS OF
                  APPROVAL AND STANDARD OF DESIGN BRIEFS

3.01      Circus' Responsibility

          Circus shall cause the Hotel to be developed, constructed, furnished and equipped in accordance with the Construction and Design Standards and the Hotel Design Brief, and shall fulfil all of its obligations under this Agreement. Any Dispute concerning the performance by Circus of its obligations under this section shall, if requested by either Circus or Four Seasons, be resolved by arbitration in accordance with the provisions of section 17.03(b).

3.02      Rights of Consultation

          The following matters, which are to be determined and revised from time to time, are subject to the approval of Circus after consultation with Four Seasons, as provided herein:

     (a) the Schematic Design Drawings and the Design Development & Working Drawings and Specifications;

     (b)  the operating pro forma and supporting rationale for the Hotel;

     (c)  the Personal Property Budget and the designs for the Personal
          Property;

     (d)  the Project Budget and the Pre-Opening Plan and Budget;

     (e)  the selection of, and basic contract terms with, the Consultants;
          and

     (f)  the insurance program for the Hotel prior to the Opening Date.

3.03      Standard of Hotel Design Brief

          Circus and Four Seasons acknowledge and agree that the Construction and Design Standards and the Hotel Design Brief contemplate the construction of a world class luxury hotel comparable to the hotels and resorts operated and managed by Four Seasons or any Affiliate thereof under the name "Four Seasons" in North America.

                                ARTICLE IV
                        PRE-OPENING PLAN AND BUDGET

4.01      Pre-Opening Plan and Budget

     (a) Within 30 days after the execution of this Agreement, Four Seasons shall prepare and submit to Circus a preliminary version of the pre-opening plan and budget (the "Proposed Pre-Opening Plan and Budget", which shall become the approved pre-opening plan and budget (the "Pre-Opening Plan and Budget") once the same has been approved or deemed to have been approved by Circus in accordance with this Agreement) which shall set forth in reasonable detail plans and expenses proposed to be incurred for:

          (i) the staffing of the Hotel prior to the Opening Date, including (without limitation) the training of the staff (together with an organizational chart of Hotel personnel required to staff the Hotel prior to the Opening Date), a schedule of anticipated dates for the commencement of full time service by such personnel, a schedule of the compensation to be paid to such personnel (including, without limitation, the cost of any re-allocation assistance to be provided to such personnel) and any other information related to such personnel;

           (ii) the promotion of the Hotel prior to the Opening Date, including (without limitation) proposed corporate sales, marketing and advertising programs, printed material, travel and business entertainment programs;

          (iii) the organization of the Hotel's operations prior to the Opening Date and services, including (without limitation) those to be operated by tenants, subtenants, licensees or concessionaires; and

           (iv) the partial operation of the Hotel prior to the Opening Date for the purpose of staff training and operational and promotional development.

          Four Seasons may submit the Proposed Pre-Opening Plan and Budget to Circus in portions from time to time as each portion is completed; provided that each portion thereof so submitted shall be cumulative in nature, and shall reflect any changes in portions thereof previously submitted and approved or deemed to have been approved by Circus in accordance with this Agreement until a complete and overall version of the Proposed Pre-Opening Plan and Budget has been submitted.

     (b) Upon approval by Circus of the Proposed Pre-Opening Plan and Budget or any portion thereof (which approval shall be deemed to have been given if no objection is made by Circus within 30 days after receipt by Circus of the Proposed Pre-Opening Plan and Budget or any portion thereof) Four Seasons shall carry out the activities contemplated in the Pre-Opening Plan and Budget or any portion thereof which has been approved. Four Seasons may, from time to time, submit revisions to the Pre-Opening Plan and Budget to Circus for Circus' review and approval (which approval shall be deemed to have been given if no objection is made by Circus within 15 days after receipt by Circus of the revisions) and any revisions so approved for all purposes shall constitute part of the Pre-Opening Plan and Budget. If Circus disapproves of all or any portion of the Proposed Pre-Opening Plan and Budget or revisions to the Pre-Opening Plan and Budget within such 30 or 15 day period, as the case may be, Circus shall furnish Four Seasons at the time of notice of such disapproval with detailed reasons for its objections to the Proposed Pre-Opening Plan and Budget or revisions to the Pre-Opening Plan and Budget and Circus and Four Seasons shall attempt to agree in respect of the items to which Circus objects within 15 days after notice of disapproval has been given and if such agreement is not reached within such 15 day period, then either Circus or Four Seasons shall refer the matter to arbitration pursuant to the provisions of section 17.03(b).

     (c) The Opening Date shall occur on the date determined in accordance with section 4.01 of the Hotel Management Agreement. If the Opening Date will be other than the Scheduled Opening Date contemplated in the Pre-Opening Plan and Budget, Four Seasons shall submit to Circus for its approval a revision of the Pre-Opening Plan and Budget which shall reflect any additional expense or saving, as the case may be, attributable to such rescheduled Scheduled Opening Date.

     (d) In accordance with the Pre-Opening Plan and Budget, Four Seasons, as agent and for the account of Circus, shall provide, as appropriate, personnel to, among other things:

          (i) recruit, hire, train and direct an initial staff for the Hotel;

           (ii) in consultation with Circus, negotiate leases, licences and concession agreements for stores and shops constituting part of the Hotel and office space and lobby space at the Hotel; provided that prior to entering into any such contract where
               (A) the total cost to be incurred, or revenues to be earned, by the Hotel in respect of such contract is in excess of $25,000 in any Fiscal Year, or (B) the notice period for cancellation of such contract by Circus or Owner, as the case may be, or Four Seasons is in excess of two years, Four Seasons shall obtain the prior written consent of Circus;

          (iii) apply for, process and take all necessary steps to procure (in Four Seasons' name or, in consultation with Circus, in Owner's name or in Owner's name and Four Seasons' name, as may be required by the issuing authority) all licences and permits required for the operation of the Hotel and its related facilities, including (without limitation) liquor and restaurant licences; and

           (iv) do all other things necessary for the proper opening of the Hotel called for by the Pre-Opening Plan and Budget.

                                 ARTICLE V
                PROJECT ANALYSIS & SCHEMATIC DESIGN PHASE

5.01      Term

          The Project Analysis & Schematic Design Phase (hereinafter referred to as either the "Project Analysis & Schematic Design Phase" or "Phase I") shall commence on the date of this Agreement and will end when Circus has approved the Schematic Design Drawings in consultation with Four Seasons.

5.02      Circus' Obligations

          To the extent that Circus has not completed the following enumerated tasks prior to the commencement of Phase I, during such Phase, Circus shall, based upon the Hotel Design Brief:

     (a) prepare a preliminary version of the Project Budget, submit same to Four Seasons for its review and revise and finalize same as and when required;

     (b) interview and select the architect or any successor architect (the "Project Architect") to prepare the schematic plans for the Hotel based upon the Hotel Design Brief (the "Schematic Design Drawings"), negotiate fees to be paid to same and enter into architectural contracts with same, all in consultation with Four Seasons;

     (c) interview and select contractors, negotiate fees to be paid to same and enter into construction contracts with same, all in consultation with Four Seasons, and co-ordinate liaison with the contractors for assistance with budgeting, cost control and design alternatives;

     (d) interview and select all other Consultants for the design of the Hotel, negotiate fees to be paid to same and enter into design contracts with same, all in consultation with Four Seasons;

     (e) distribute the Hotel Design Brief to all Consultants involved in the design of the Hotel, and meet with Four Seasons and such Consultants to ensure that such Consultants are provided with a thorough understanding of the requirements and scope of the Hotel;

     (f) establish a Hotel organization chart outlining, among other things, the identity of all Persons (other than individuals which are not senior management personnel of such Persons) involved in the development and construction of the Hotel and their responsibilities;

     (g) estimate a design schedule for the timely development of the design of the Hotel, and meet with Four Seasons and all Consultants involved in the design of the Hotel to ensure that same is met;

     (h) arrange and implement an accounting system and bank accounts, as well as invoice processing and payment procedures for the development and construction of the Hotel;

     (i) establish control procedures to effectively monitor and control all costs throughout the development and construction of the Hotel;

     (j)  co-ordinate the development of the Schematic Design Drawings;

     (k) co-ordinate input of Four Seasons as required throughout the course of Phase I;

     (l)  obtain all necessary Building Permits;

     (m)  co-ordinate all local public relations activities; and

     (n) provide to Four Seasons an estimated schedule for the construction of the Hotel.

5.03      Four Seasons' Obligations

          To the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase I, during such Phase, Four Seasons shall:

     (a) prepare, update, revise and review with Circus, as and when required, the following documents for the development of the
          Hotel:

          (i)  the Hotel Design Brief;

           (ii)     an operating pro forma and supporting rationale;

          (iii)     a design standards schedule; and

           (iv) an outline of the responsibilities of all specialist Consultants, such as those involved with the kitchens and laundry.

     (b) review with Circus the proposed method of construction of the Hotel and the prompt and early involvement of the general contractor for same;

     (c) assist Circus with the preparation of a preliminary version of the Project Budget and revisions thereto as and when required;

     (d) assist Circus in the selection of Consultants, including (without limitation) assistance in defining the scope of services required and the negotiation of fees to be paid to such Consultants;

     (e) assist Circus with the preparation of a Hotel organization chart outlining, among other things, the identity of all Persons involved in the development and construction of the Hotel and their responsibilities;

     (f) meet with Circus and Consultants and review the Hotel Design Brief, the operating pro forma and supporting rationale, design standards schedule and the Project Budget, and review with Circus all of the responsibilities, sources of direction, budget control and reporting functions of specialist Consultants, such as those involved with the kitchens and laundry;

     (g) attend all meetings as required to assist in the development and finalization of the Schematic Design Drawings; and

     (h) review the proposed form of the Schematic Design Drawings with Circus, including (without limitation) all drawings, specifications, budgets and pro formas.

5.04      Four Seasons' Personal Property Obligations

          In addition to the obligations required to be performed by Four Seasons during Phase I as outlined in section 5.03, to the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase I, during such Phase, Four Seasons shall:

     (a) prepare a preliminary version of the Personal Property Budget and schedule of leased items based on the Hotel Design Brief and operating pro forma and supporting rationale for the Hotel, submit same to Circus for approval and revise and finalize same as and when required; and

     (b) prepare a preliminary list of the items of Personal Property to be imported, submit same to Circus so as to enable Circus to obtain all licences, permits, authorizations and approvals required from any Governmental Authority to import such items of Personal Property and revise and finalize same as and when required.

                                ARTICLE VI
                DESIGN DEVELOPMENT & WORKING DRAWINGS PHASE

6.01      Term

          The Design Development & Working Drawings Phase (hereinafter referred to as either the "Design Development & Working Drawings Phase" or "Phase II") shall commence upon the completion of Phase I and shall end when Circus has approved the Design Development & Working Drawings and
Specifications in consultation with Four Seasons.

6.02      Circus' Obligations

          To the extent that Circus has not completed the following enumerated tasks prior to the commencement of Phase II, during such Phase, Circus shall, based upon the Hotel Design Brief:

     (a) interview and select such other Consultants and specialist subcontractors as are required for the Hotel, all in consultation with Four Seasons;

     (b) co-ordinate the development of the Design Development & Working Drawings and Specifications;

     (c)  revise the Project Budget;

     (d) co-ordinate input of Four Seasons as required throughout the course of Phase II;

     (e)  obtain all legal and tax advice necessary to ensure that:

          (i) the Hotel records, accounting systems and other systems are established and maintained in accordance with Applicable Law and in the most tax efficient manner;

           (ii) all licenses, permits, authorizations and approvals required from any Governmental Authority to import the Personal
               Property will be obtained; and

          (iii) the Taxes which are payable on the importation of the Personal Property will be at the lowest possible level;

     (f) direct the development of design and legal documentation for all retail and similar areas to be leased separately from the Hotel, and co-ordinate all pre-leasing activities in connection therewith;

     (g)  arrange all financing for the construction of the Hotel; and

     (h) interview and select a customs broker and agent for the importation of the Personal Property and negotiate fees to be paid to same.

6.03      Four Seasons' Obligations

          To the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase II, during such Phase, Four Seasons shall, based upon the Hotel Design Brief:

     (a) at the request of Circus, issue all necessary direction to the Consultants for the development of the Design Development & Working Drawings and Specifications;

     (b) at the request of Circus, direct all specialist Consultants, such as those involved with the kitchens and laundry, in the preparation of their respective design documents;

     (c) at the request of Circus, direct the preparation of detailed layout drawings of all Hotel back of house areas, including (without limitation) office, maintenance and housekeeping areas;

     (d) at the request of Circus, direct the interior designers for the Hotel and the Project Architect in the preparation of detailed layouts for all public areas of the Hotel and review alternatives with Circus;

     (e) review and comment on all drawings and specifications submitted by the various specialist Consultants within the time constraints of the design program for the Hotel;

     (f) review all mechanical and electrical documents and specifications and provide assistance when required for Consultants to design the optimal energy management system for the energy efficiency of the Hotel;

     (g) comment to Circus and the general contractor for the Hotel on the suggested method of construction of the Hotel and the construction schedule therefor;

     (h) provide all necessary technical information for specialist systems for the Hotel, including (without limitation) computer systems to be incorporated in the Design Development & Working Drawings and Specifications;

     (i) assist Circus in the co-ordination of all Design Development & Working Drawings and Specifications to ensure same meet the hotel design standards and operating criteria of Four Seasons;

     (j) attend all meetings as required to assist in the development and finalization of the Design Development & Working Drawings and Specifications; and

     (k) review the proposed final form of Design Development & Working Drawings and Specifications with Circus, including (without limitation) all drawings, specifications, budgets and operating pro formas.

6.04      Four Seasons' Personal Property Obligations

          In addition to the obligations required to be performed by Four Seasons during Phase II as outlined in section 6.03, to the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase II, during such Phase, Four Seasons shall:

     (a) revise the Personal Property Budget and schedule of leased items as required by any changes in the Hotel Design Brief and the operating pro forma and supporting rationale for the Hotel, submit same to Circus for approval and revise and finalize same as and when required;

     (b) at the request of Circus, provide input to the Consultants with respect to the cost of design alternatives for Personal Property where appropriate; and

     (c) monitor and review the documentation prepared by the Consultants so as to ensure compliance with the Personal Property Budget.

                                ARTICLE VII
                            CONSTRUCTION PHASE

7.01      Term

          The Construction Phase (hereinafter referred to as either the "Construction Phase" or "Phase III") shall commence upon the completion of Phase II and shall end on the Opening Date.

7.02       Circus' Obligations

          To the extent that Circus has not completed the following enumerated tasks prior to the commencement of Phase III, during such Phase, Circus shall, based upon the Hotel Design Brief:

     (a)  provide personnel and systems:

          (i) for the complete administration of the contractors and the other Consultants during the construction period, including (without limitation) on-site representation; and

           (ii) to co-ordinate the payment of all invoices relating to the purchase of Personal Property;

     (b) monitor the contractors to ensure compliance with the construction program and timetable, timely award of sub-contracts, quality of workmanship, on-site project organization and monthly payment obligations;

     (c) co-ordinate the distribution of shop drawings, samples and alternatives to Four Seasons and the Consultants for their approval;

     (d) arrange for the construction of model guestrooms and alter and adapt such model guestrooms as required and until approved by Circus and Four Seasons based on the Hotel Design Brief;

     (e) obtain a detailed construction schedule and co-ordinate the same with the timetable for the installation of Personal Property and the pre-opening hotel operations staff move-in program;

     (f) arrange for the preparation of complete and detailed deficiency lists and provide for timely rectification of all deficiencies;

     (g)  obtain all Occupancy Permits;

     (h) obtain as-built drawings, maintenance manuals, air and water balance reports and spare stock and provide the same to Four Seasons;

     (i)  obtain the insurance coverage:

          (i)  in accordance with Article XIV; and

           (ii) for the Personal Property so as to ensure that the Personal Property is fully insured at replacement value from the time it leaves the suppliers' warehouses until it is installed by the FF&E Co-ordinator in the Hotel;

     (j) arrange all financing for the opening of the Hotel, including (without limitation) permanent financing and operational and working capital financing in accordance with the Hotel Agreements;

     (k) obtain all licenses, permits, authorizations and approvals required from any Governmental Authority necessary for the Personal Property;

     (l) provide to Four Seasons all of the necessary design documentation provided to other bidders or used by Circus to enable Four Seasons to bid on the purchase, delivery and installation of the Personal Property;

     (m) participate in all reviews of, and presentations concerning the, Personal Property, and submit copies of any written comments to Four Seasons within seven days of such presentations;

     (n) obtain all licenses, permits, authorizations and approvals required from any Governmental Authority required in order to import the Personal Property;

     (o) obtain all licenses, permits, authorizations and approvals from any Governmental Authority required to install the Personal Property;

     (p) promptly repair any damage to the Hotel resulting from the installation of the Personal Property;

     (q) co-ordinate the preparation and finalization of all leases of Personal Property; and

     (r) provide all information and documentation to fulfil all of its obligations under this Agreement, such as Consultants' drawings and specifications, a schedule for the construction of the Hotel and a summary of all licences, permits, authorizations and approvals required from, and Taxes payable to, any Governmental Authority in connection with the importation of the Personal Property.

7.03      Four Seasons' Obligations

          To the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase III, during such Phase, Four Seasons shall, based upon the Hotel Design Brief:

     (a) meet with Circus and the Consultants to assist in the preparation and finalization of all construction documents for the Hotel;

     (b) review all construction documents to ensure same meet the standards set out in the Hotel Design Brief and the Construction and Design Standards;

     (c) assist in the co-ordination of the construction of model guestrooms of the Hotel to resolve construction details, quality and alterations and carry out a final inspection of such models prior to installation of loose furnishings;

     (d) review all shop drawings for the provision of specialist items, including (without limitation) front desk millwork, and provide a list of all shop drawings to be reviewed;

     (e)  review samples of construction materials as required by Circus;

     (f) review all shop drawings and fixture cuts for all food and beverage equipment, laundry equipment and garbage handling equipment;

     (g) recommend and assist Circus in implementing a detailed system of inspection of all work carried out on the Hotel site;

     (h) carry out a final inspection of kitchen and laundry equipment in conjunction with the appropriate specialist Consultants, such as those involved with the kitchens and laundry and, if necessary, prepare a deficiency list;

     (i) attend design and construction meetings as required to assist in the resolution of problems, to expedite construction and to co-ordinate same with the timetable for the installation of Personal Property;

     (j) recommend to Circus all necessary budgets for working capital requirements and estimated operating deficits, if any; and

     (k) prepare and submit to Circus, on a monthly basis, a complete report of costs and expenditures for the marketing, operating and staffing of the Hotel commencing with the first month following Circus' approval of the Pre-Opening Plan and Budget.

7.04      Four Seasons' Personal Property Obligations

          In addition to the obligations required to be performed by Four Seasons during Phase III as outlined in section 7.03, to the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase III, during such Phase, Four Seasons shall:

     (a) participate in the review of model guestrooms of the Hotel, including (without limitation) preparation of a budget reconciliation to the Personal Property Budget, analysis of alternate furnishings where appropriate and determination of functional requirements;

     (b) participate in the review of public areas of the Hotel, including (without limitation) preparation of a budget reconciliation to the Personal Property Budget, analysis of alternate furnishings where appropriate and determination of functional requirements;

     (c) review bids from the general contractor for all kitchen, bar, telephone, laundry, computer and garbage equipment, and all specialty systems required for the Hotel so as to ensure compliance with the Personal Property Budget and make recommendations to Consultants regarding specifications and valuation engineering;

     (d) co-ordinate the preparation of the design of, or the selection of, uniforms, menus, collateral, table top settings and artwork; and

     (e)  prepare procedures for the hand-over to operations.

                               ARTICLE VIII
                      POST-OPENING DEFICIENCIES PHASE

8.01      Post-Opening Deficiency Phase

          The Post-Opening Deficiencies Phase (hereinafter referred to as either the "Post-Opening Deficiencies Phase" or "Phase IV") shall commence on the Opening Date and shall end on the date provided for in section 10.01.

8.02       Circus' Obligations

          To the extent that Circus has not completed the following enumerated tasks prior to the commencement of Phase IV, during such Phase, Circus shall, based upon the Hotel Design Brief:

     (a) arrange for the rectification of all deficiencies in an expeditious manner to suit the exigencies of the operation of the Hotel in the manner described in section 10.01;

     (b) finalize all necessary legal documentation and all other financial and tax matters in respect of the Hotel;

     (c) finalize all accounts and prepare a detailed final report and analysis in respect of the construction of the Hotel; and

     (d) based upon the purchase orders issued and invoices received, finalize the Personal Property accounts.

8.03      Four Seasons' Obligations

          To the extent that Four Seasons has not completed the following enumerated tasks prior to the commencement of Phase IV, during such Phase, Four Seasons shall, based upon the Hotel Design Brief:

     (a) assist Circus in directing the Consultants in their preparation of final deficiency lists;

     (b) assist Circus in identifying and directing the rectification of all deficiencies; and

     (c) carry out a final inspection of the Hotel on completion of the rectification of all deficiencies.

                                ARTICLE IX
                   DESIGNATED MANAGERS AND CO-ORDINATORS

9.01       Circus' Responsibilities

          As soon as is practicable, but in any case no later than three months following completion of Phase I, Circus shall assign one or more individuals who will be identified to Four Seasons to act as Circus' project manager until completion of the Phase IV (collectively, the "Circus' Project Manager").

9.02      Four Seasons' Responsibilities

          As soon as practicable, but in any case within the time periods designated below:

     (a) Four Seasons shall assign one or more individuals who will be identified to Circus no later than three months following completion of Phase I, to act as Four Seasons' project design and construction manager (collectively, the "Four Seasons' Project Manager"); and

     (b) in the event Circus, in its sole discretion, engages Four Seasons to provide services relating to the purchase and installation of the Personal Property for the Hotel, Four Seasons shall assign one or more individuals who will be identified to Circus no later than nine months prior to the Scheduled Opening Date or, if Four Seasons is engaged by Circus after such time, as soon as practicable after such engagement, to act as the Personal Property installation co-ordinator (the "FF&E Co-ordinator") during at least the last six months of Phase III and during Phase IV.

9.03      General Co-ordination

          Each of the individuals appointed as the Circus' Project Manager, the Four Seasons' Project Manager and the FF&E Co-ordinator shall fully co-ordinate his or her respective authority and responsibilities with the other individuals so appointed. It is understood that each party is vitally interested in the qualifications and performance of the individuals appointed by the other party in the capacity of the Circus' Project Manager, the Four Seasons' Project Manager and the FF&E Co-ordinator. Accordingly, each party will consult with and obtain the approval of the other party prior to appointing any such individual and if, after any such appointment, the other party becomes dissatisfied with the performance of any such individual, the other party shall have the right to confer with the appointing party in an attempt to resolve any problems, including (without limitation) consideration of replacing such individual. It is understood, however, that any final decisions in this area will be made by the appointing party after due consideration of the views expressed by the other party in such consultations.

                                 ARTICLE X
                               DEFICIENCIES

10.01        Deficiencies

          30 days before the Scheduled Opening Date, Circus shall prepare and deliver to Four Seasons a listing of all deficiencies and construction work remaining uncorrected or incomplete (including, without limitation, "punchlist" items). Four Seasons shall have the right to add additional items to such list (whether or not made before or after the Opening Date). Circus shall co-operate with Four Seasons to ensure that all such matters are completed within three months following the Opening Date (if Circus is notified late of any specific item not included in such listing at the Opening Date, three months following such later date); provided that if such matters cannot be completed within such three month period, Circus shall commence such actions within such period and thereafter diligently prosecute such work to completion. If Circus fails to complete such work in a timely fashion, Four Seasons shall be entitled to undertake such work at the cost of Circus and Four Seasons shall pay such costs out of the Hotel Bank Accounts. If there are insufficient funds in the Hotel Bank Accounts and Four Seasons nevertheless undertakes such work, Four Seasons shall be entitled to be repaid on demand by Circus for the cost of such work, together with interest on such cost from the date of incurring such cost at the Interest Rate.

                                ARTICLE XI
              REMUNERATION AND REIMBURSEMENT OF FOUR SEASONS

11.01        Consulting Fee

          Circus shall pay to Four Seasons a consulting fee (the "Consulting Fee") for its pre-opening services (including operational services) of $500,000. The Consulting Fee shall be payable in 14 equal monthly instalments of $35,714.29 each, on the first day of each month commencing in January of 1998; provided that if the Consulting Fee has not been paid in full on or prior to the Opening Date, the balance of the Consulting Fee shall become due and payable on the Opening Date.

11.02        Personal Property Services Fee

          Circus shall pay to Four Seasons a personal property services fee (the "Personal Property Services Fee") of $200,000. The Personal Property Services Fee shall be payable in 14 equal monthly instalments of $14,285.71 each, on the first day of each month, commencing in January of 1998; provided that if the Personal Property Services Fee has not been paid in full on or prior to the Opening Date, the balance of the Personal Property Services Fee shall become due and payable on the Opening Date.

In the event that the scope of the pre-opening purchasing services or responsibilities of Four Seasons hereunder are expanded, the Personal Property Services Fee payable to Four Seasons shall be fairly and equitably increased for all additional or expanded services performed by Four Seasons as a result thereof.

11.03        Reimbursement of Costs

           Circus shall reimburse Four Seasons for all reasonable costs and expenses incurred by Four Seasons in the performance of the services contemplated by this Agreement. Such costs and expenses may include, but are not limited to, consultants fees and expenses, out-of-pocket expenses incurred in connection with the performance of the duties described in this Agreement, travel expenses and food and lodging of senior officers and other home office personnel of Four Seasons (but shall not include the employment costs of such officers or personnel). Such costs and expenses shall be set out by Four Seasons in a reimburseables budget to be approved by Circus and shall not exceed the amounts budgeted thereof in such reimburseables budget.

          Four Seasons shall submit to Circus monthly statements setting forth all costs and expenses reimbursable to Four Seasons pursuant to this section 11.03 during the preceding month, and such reimbursable costs and expenses will be paid by Circus to Four Seasons within 15 days after receipt of a statement by Circus.

11.04        Fund for Pre-Opening Costs and Expenses

          Circus shall advance to Four Seasons amounts equal to the costs and expenses provided for in the Pre-Opening Plan and Budget, including (without limitation) the costs and expenses contemplated by section 11.03, at the times contemplated for the expenditure thereof in the Pre-Opening Plan and Budget.

11.05        Interest

          Any amount not paid by Circus when due shall accrue interest on such amount from the date such amount became due at the Interest Rate.


                                ARTICLE XII
                  DAMAGE TO AND DESTRUCTION OF THE HOTEL

12.01        Four Seasons' Entitlement to Fees and Charges
          During a Delay Resulting From Damage or Destruction

          Four Seasons shall, notwithstanding any delay or interruption resulting from any damage or destruction to the Hotel, be entitled to receive, from any insurance proceeds paid in respect of the business interruption insurance maintained in accordance with Article XIV, the Consulting Fee and the Personal Property Services Fee at the time and in the manner specified in this Agreement.

                               ARTICLE XIII
                               EXPROPRIATION

13.01        Four Seasons' Entitlement to Fees and
          Charges During a Temporary Expropriation

          If all or any part of the Hotel shall be taken or condemned in any expropriation, compulsory acquisition or like proceedings for a temporary use, Four Seasons shall be entitled to receive, from any insurance proceeds paid in respect of the business interruption insurance maintained in accordance with
Article XIV, the Consulting Fee and the Personal Property Services Fee at the time and in the manner specified in this Agreement.

                                ARTICLE XIV
                                 INSURANCE

14.01        Coverage

          Circus shall provide and maintain for the Hotel, at all times during the construction period of the Hotel and up to and including the end of Phase IV, as an expense of the Hotel, policies of insurance to be proposed by Circus in consultation with Four Seasons.

                                ARTICLE XV
                         ASSIGNMENTS AND MORTGAGES

15.01        Circus' Right to Assign

          Subject to the provisions of section 15.03, Circus shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person on the condition that such Person first enter into an agreement with Four Seasons, in form and substance satisfactory to Four Seasons, agreeing:

     (a) that the Hotel Agreements continue in full force in effect after such sale, assignment, transfer or other disposition; and

     (b) to assume all of the contractual obligations of Circus contained in the Hotel Agreements.

15.02        Circus' Right to Mortgage

          Subject to the provisions of section 15.03, Circus shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its Interest to any Person on the condition that such mortgagee first enter into an agreement with Four Seasons, in form and substance satisfactory to Four Seasons, agreeing:

     (a) to be bound by Circus' covenants and undertakings hereunder for any period during which it is in possession of the Hotel;

     (b) that in the event of a foreclosure of its mortgage or lien on the Hotel or this Agreement or of a conveyance in lieu of foreclosure
          (i) no default under such mortgage or other documents evidencing the lien in favour of such mortgagee, and no proceeding to foreclose the same, and no conveyance in lieu of foreclosure thereof, will affect any other right of Four Seasons under this Agreement, and (ii) this Agreement shall continue in full force and effect and such mortgagee, its successors and assigns, or any party (the "Foreclosure Purchaser") acquiring the Hotel or any interest or right therein upon foreclosure sale or by deed in lieu of foreclosure, as the case may be, shall be a Qualified Person and shall automatically recognize this Agreement and Four Seasons' rights hereunder for the balance of the term of this Agreement upon the same terms, covenants and conditions as herein provided, with the same force and effect as though this Agreement were originally made directly between Four Seasons and such mortgagee, or its successors and assigns, or the Foreclosure Purchaser, as the case may be; and

     (c) not to sell, transfer or otherwise dispose of any interest it may have in the Hotel or this Agreement without first causing any transferee thereof to acknowledge and agree to be bound by and become a party to such agreements with Four Seasons.

15.03        Limitation on Circus' Right to Assign and Mortgage

          Notwithstanding the provisions of sections 15.01 and 15.02, Circus shall not without the express prior written consent of Four Seasons, which consent may be unreasonably withheld or delayed, directly or indirectly, by way of transfer of shares, partnership interests or otherwise, sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, any interest, whether legal or beneficial, in all or any part of its Interest to any Person other than a Qualified Person. Any change in control of Circus, whether directly or indirectly and whether by way of transfer of shares, partnership interests or otherwise, to any Person other than a Qualified Person shall be prohibited unless the express prior written consent of Four Seasons, which consent may be unreasonably withheld or delayed, is obtained; provided that this section 15.03 shall not apply to a change in control of Circus Circus Enterprises, Inc. resulting from the change in ownership of, or direction or control over, shares of Circus Circus Enterprises, Inc. that are listed and posted for trading on any internationally recognized securities exchange.

15.04        Four Seasons' Right to Assign

          Subject to the provisions of section 15.06, Four Seasons shall have the right at any time to sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person on the condition that:

     (a) the Person to whom the Interest of Four Seasons is to be sold, assigned, transferred or otherwise disposed of shall first enter into an agreement with Circus, in form and substance satisfactory to Circus, agreeing to assume all of the contractual obligations of Four Seasons contained in this Agreement; and

     (b) in the case of a sale, assignment, transfer or other disposition to an Affiliate of Four Seasons, Four Seasons shall first enter into an agreement with Circus, in form and substance satisfactory to Circus, agreeing to be jointly and severally liable with such Affiliate to perform all of the contractual obligations of Four Seasons contained in this Agreement notwithstanding such sale, assignment, transfer or other disposition.

Upon a sale, assignment, transfer or other disposition to a Person other than an Affiliate, Four Seasons shall be released from all of its obligations under this Agreement.

15.05        Four Seasons' Right to Mortgage

          Four Seasons shall have the right at any time to mortgage, hypothecate or otherwise encumber all or any part of its right to any payment to which it is entitled hereunder to a financial institution as security for its obligations to such financial institution.

15.06        Limitation on Four Seasons' Right to Assign

          Four Seasons shall not without the express prior written consent of Circus, which consent may be unreasonably withheld or delayed, directly or indirectly, by way of transfer of shares, partnership interests or otherwise, sell, assign, transfer or otherwise dispose of all or any part of its Interest to any Person other than (i) an Affiliate, (ii) a Person that results from any merger, amalgamation, consolidation or other reorganization of Four Seasons or
(iii) a Person that acquires all or substantially all the assets of Four Seasons, and operates a luxury hotel management business after any such sale, assignment, transfer or other disposition either on its own or in conjunction with its Affiliates under the name "Four Seasons". This section 15.06 shall not, however, apply to a change in control of Four Seasons Hotels Inc. resulting from the change in ownership of, or direction or control over, shares of Four Seasons Hotels Inc. that are listed and posted for trading on any internationally recognized securities exchange.

                                ARTICLE XVI
                     EVENTS OF DEFAULT AND TERMINATION

16.01        General

          Each of the following events shall constitute an event of default by the party in respect of which such event occurs:

     (a) the failure of either Circus or Four Seasons to pay any amounts required to be paid by it hereunder to the other party for a period of 30 days after the date on which notice of the failure has been given to the defaulting party by the other party;

     (b) the filing of a voluntary assignment in bankruptcy or insolvency or a petition for reorganization under any Applicable Law by Circus or Four Seasons;

     (c) the consent to an involuntary petition in bankruptcy or the failure by Circus or Four Seasons to vacate, within 60 days from the date of entry thereof, any order approving an involuntary petition;

     (d) the making of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Circus or Four Seasons a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of a party's assets, if such order, judgment or decree shall continue unstayed and in effect for a period of 120 consecutive days; or

     (e) the failure of either Circus or Four Seasons to fulfil any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of 30 days after written notice of the failure; provided that if upon receipt of any notice the defaulting party promptly and with all due diligence cures the default or, if the default is not susceptible of being cured within the 30 day period and the defaulting party advises the other party in writing of the period which will be required to cure the default and with all due diligence takes and continues action to cure and cures the failure within that period so advised, then no event of default shall be deemed to have occurred unless and until the defaulting party has failed to take or to continue to take action or to complete the cure within the period. Any Dispute as to whether a period required to cure a default is a reasonable period shall, if requested by either Circus or Four Seasons, be resolved by arbitration in accordance with the provisions of section 17.03(b).

16.02        Rights of Non-Defaulting Party

          Upon the occurrence of any event of default pursuant to section
16.01 and the applicable grace periods having expired, either Circus or Four Seasons may, without prejudice to any other recourse at law or in equity which it may have, give to the other notice of its intention to terminate this Agreement after the expiration of a period of 30 days from the date of such notice and, upon the expiration of such period, the term of this Agreement shall expire unless such default has been cured within such 30 day period.

16.03        Remedying Defaults

          Notwithstanding anything to the contrary contained in this Agreement, either Circus or Four Seasons shall be entitled to remedy any default of the other under this Agreement with reasonable notice to the other or without notice in the event of any emergency or apprehended emergency, without prejudice to any rights under this Agreement and the party so remedying such default shall be repaid upon demand by the other for the cost of remedying such default, together with interest on such cost from the date of incurring such cost at the Interest Rate.

16.04        Bona Fide Dispute

          Notwithstanding the provisions of section 16.02, neither Circus nor Four Seasons shall be entitled to take any of the actions contemplated in section 16.02, save and except for the commencement of any legal proceedings (in which case the provisions of sections 20.08 and 20.09 regarding jurisdiction and service of process shall govern) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained in this Agreement pending the resolution of a Dispute, if before the expiration of the 30 day notice period referred to in section 16.02, notice of a Dispute has been delivered in accordance with section 17.02(a) with respect to any of the foregoing events of default and the procedures set forth in section 17.02(b) and (c) are being pursued in good faith (except that for this purpose under section 17.02(b), the requirement of a 30 day negotiation period under section 17.02(a) shall be inapplicable and the period within which to appoint an expert under section 17.02(b) shall commence on the date of delivery of notice of a Dispute); provided that neither Circus nor Four Seasons shall commence any such legal proceedings seeking to enjoin the development and construction of the Hotel.

16.05        Four Seasons' Right to Terminate

          In addition to any right arising out of section 16.02, Four
Seasons shall have the right to terminate this Agreement if the site preparation for the Hotel has not commenced by January 1, 1998, or if the Opening Date does not occur on or before December 31, 2000, other than by reason of any default by Four Seasons in its obligations under this Agreement or the other Hotel Agreements or due to the occurrence of any one or more Force Majeure Events. Four Seasons' right to terminate this Agreement in accordance with this section 16.05 shall be exercised by written notice by Four Seasons given to Circus within 30 days after the relevant date mentioned above. If the Opening Date does not occur on or before December 31, 2000 for any reason beyond the control of Circus, including (without limitation) the Hotel or any portion thereof being damaged or destroyed, and Four Seasons does not terminate this Agreement in accordance with this section 16.05, Four Seasons shall nevertheless be entitled to receive, from any insurance proceeds paid in respect of the business interruption contemplated in Article XIV the Consulting Fee and the Personal Property Services Fee, for the period beginning on January 1, 2001 and ending on the Opening Date. Any Dispute as to whether or not Four Seasons has the right to terminate this Agreement in accordance with this section 16.05 shall, if requested by either Owner or Four Seasons, be resolved by arbitration in accordance with the provisions of section 17.03(b).

16.06        Cross-Termination

          If any or all of the other Hotel Agreements are terminated after the Opening Date, then this Agreement shall automatically terminate as of the date of termination of such other Hotel Agreements and Circus and Four Seasons shall have no further obligations arising out of this Agreement, save and except as expressly otherwise provided for in this Agreement.

16.07        Accounting on Termination

          If this Agreement is terminated, Four Seasons shall be entitled
(in addition to any rights or remedies available to it at law or in equity) to all sums, charges and fees which it is entitled to receive under this Agreement payable up to and including the date of termination, together with costs and expenses, if any, reimbursable to it pursuant to section 11.03 or for which it may be responsible arising out of anything done within the scope of its responsibilities under this Agreement, to the date of termination. The amount of all of such sums, charges, fees and out-of-pocket costs and expenses shall be ascertained for the period ending on the date of such termination and shall be paid to Four Seasons on the later of the date on which such sums, charges, fees and expenses are ascertained and the date which is 20 days after the date of such termination.

16.08        Claims on Termination

          Notwithstanding anything contained in this Agreement, (i) the termination of this Agreement shall not prejudice any cause of action, claim or right of any of Circus or Four Seasons against the other accrued or to accrue on account of any default by the other of its obligations under this Agreement or arising as a result of the termination of this Agreement, and any term, covenant, condition or provision of this Agreement referable thereto shall not merge, but shall survive, the termination of this Agreement, and
(ii) the Dispute resolution procedure set forth in section 17.02 shall no longer apply to any of Circus or Four Seasons after termination of this Agreement and any of Circus or Four Seasons shall be entitled to commence legal proceedings seeking any recourse available to it at law or in equity, including (without limitation) mandatory, declaratory or injunctive relief to define or protect the rights and enforce the obligations contained in this Agreement; provided that such legal proceedings shall not involve issues which have previously been submitted to and settled by arbitration in accordance with this Agreement unless such legal proceedings involve the enforcement of an arbitration decision or award made in respect of such issues.

                               ARTICLE XVII
               APPROVALS, DISPUTE RESOLUTION AND ARBITRATION

17.01        Approvals

          Except as otherwise expressly provided in this Agreement:

     (a) all opinions contemplated by this Agreement must be reasonably formed and the approval of any document, proposed action or other matters in accordance with this Agreement shall not be unreasonably withheld or delayed; provided, however, that in determining the reasonableness of any such withholding or delay, full consideration shall be given to the effect of such denial or refusal on the ability of Operator to operate and manage the Hotel as a World Class Luxury Hotel; and

     (b) the following procedure shall be followed with respect to any matter requiring approval:

          (i) such documents or a written description of the proposed action or other matter requiring approval shall be submitted by the party having responsibility therefor (the "requesting party") to the party having the right of approval, which submission shall be accompanied by a request for approval in accordance with this Agreement;

           (ii) as soon as possible but not later than 30 days after receipt of any proposed budget or 10 days after the receipt of any other written request for approval (or such longer time period as may be specified for approval with respect to any item in this Agreement) the party having the right of approval shall notify in writing the requesting party of its approval or of its specific objections to the document, proposed action or other matter;

          (iii) failure to respond in writing with specific objections within the maximum time period specified in section 17.01(b)(ii) shall constitute approval of all matters submitted;

           (iv) within 10 days of the receipt of any objections (or such other time period as may be specified in this Agreement), the requesting party shall:

               (A)  acquiesce to such objections; or

               (B)  reach an agreement with the party objecting; or

               (C) call for a meeting of representatives of Circus and Four Seasons to be convened to consider the matter in dispute (by giving notice to convene such meeting in writing indicating the specific issues in dispute to be resolved by such representatives); and

          (v) as soon as possible, but not later than 10 days after receiving a request to convene a meeting in accordance with section 17.01(b)(iv)(C), representatives of Circus and Four Seasons shall convene to consider the specific issues in dispute and resolve them to the mutual satisfaction of the parties and if unable to resolve the specific issues in dispute, the same shall be resolved in accordance with the arbitration procedure provided in section 17.03.

Once any document, proposed action or other matter is approved, no change or amendment thereof may be effected without the prior consent of both parties.

17.02        Dispute Resolution

          Unless otherwise specifically provided for in this Agreement, all disputes, controversies, claims or disagreements arising out of or relating to this Agreement (singularly, a "Dispute", and collectively, "Disputes") shall be resolved in the following manner:

     (a) first, within 10 days from the receipt of notice of a Dispute by one party to the other, the parties shall in good faith attempt to negotiate for a period of 30 days in an effort to resolve the Dispute;

     (b) second, if the parties are unable to resolve the Dispute within such 30 day period, they shall retain a mutually acceptable expert to assist them in resolving the Dispute within 10 additional days, failing which they shall each retain an expert on the eleventh day and the two experts thus chosen shall together act as the expert for the purposes of this section 17.02(b). If either party shall fail to appoint an expert as required hereunder, the expert appointed by the other party shall be the sole expert. Within 60 days after the experts (or such single expert) have been retained, the experts (or such single expert) shall, on a non-binding basis, advise the parties in writing of their views. The fees and expenses of the experts (or such single expert) shall be borne equally;

     (c) third, if the parties are still unable to resolve the Dispute within such 60 day period, the parties shall resort to the arbitration procedures set forth in section 17.03; and

     (d) fourth, any party to the Dispute shall be entitled to join any Dispute proceeding arising out of this Agreement with any other Dispute proceeding arising out of either this Agreement or the other Hotel Agreements.

17.03        Legal Proceedings and Arbitration

     (a) Except as otherwise expressly provided in this Agreement, any Dispute arising out of or relating to this Agreement shall not be resolved by arbitration, but may be resolved by legal proceedings.

     (b) Where it is otherwise expressly provided in this Agreement that a Dispute arising out of or relating to this Agreement shall be resolved by arbitration, the arbitration shall be conducted as follows:

                 (i)     each party shall be entitled to serve upon the other
                    party written notice of its desire to settle the matter by arbitration, which notice shall specify the name of the individual such party wishes to appoint as the sole arbitrator of the matter, which individual shall be experienced in the hotel gaming industries. Within 10 days after receipt by the other party of such notice, such other party shall notify the first party of its approval or its disapproval of the proposed arbitrator. If no such notice is given by the other party within such 10 day period, such other party shall be deemed to have approved of the proposed arbitrator. If such other party disapproves of the proposed arbitrator, either party may apply to the courts of the State of Nevada located in Las Vegas, Nevada for the appointment of a single arbitrator who shall be experienced in the hotel and gaming industries;

           (ii) the decision of the arbitrator shall be made within 30 days of the close of the hearing in respect of the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld) and the decision of the arbitrator, when reduced to writing and signed by the arbitrator shall be final, conclusive and binding upon the parties hereto, and may be enforced in any court having jurisdiction;

               (iii)     the arbitration shall be held in Las Vegas, Nevada
                    and, except for those procedures specifically set forth in this section 17.03, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof; and

             (iv) the arbitrator shall determine the proportion of the expenses of such arbitration which each party shall bear; provided, however, that each party shall be responsible for its own legal fees.

Notwithstanding anything contained in this section 17.03(b), any of Circus or Four Seasons shall be entitled to (i) commence legal proceedings (in which case the provisions of sections 20.08 and 20.09 governing jurisdiction and service of process shall govern) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein pending the settlement of a Dispute in accordance with the arbitration procedures set forth in this section 17.03,
(ii) commence legal proceedings (in which case the provisions of sections
20.08 and 20.09 governing jurisdiction and service of process shall govern) involving the enforcement of an arbitration decision or award or judgment arising out of this Agreement, or (iii) join any arbitration or legal proceeding arising out of this Agreement with any other arbitration or legal proceeding arising out of either this Agreement or the other Hotel Agreements; provided that neither Circus nor Four Seasons shall commence any such legal proceedings seeking to enjoin the development and construction of the Hotel.

                               ARTICLE XVIII
                          FOUR SEASONS' LIABILITY

18.01        Standard of Care

          Four Seasons shall not, in the performance of its obligations under this Agreement, be liable to Circus or to any other Person for any act or omission (whether negligent, tortious or otherwise) of Four Seasons or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives, except only to the extent such liabilities, obligations, claims, costs and expenses arise out of or are caused by the wilful misconduct, gross negligence or bad faith of Four Seasons or any of its Affiliates or any of their respective directors, officers, employees, consultants, agents or representatives.

18.02        Indemnities

     (a) Circus hereby indemnifies and holds Four Seasons and its Affiliates and any of their respective directors, officers, employees, consultants, agents and representatives (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses of any kind or nature (including, without limitation, legal fees) arising out of any action or omission or course of action on the part of an Indemnified Party in the performance of its obligations under this Agreement; provided that this indemnity shall not apply to any liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses resulting from the willful misconduct, gross negligence or bad faith of the Indemnified Party.

     (b) Four Seasons hereby indemnifies and holds Circus and any of its directors, officers, employees, consultants, agents and representatives harmless from and against any and all liabilities, fines, suits, claims, obligations, damages, penalties, demands, actions, costs and expenses of any kind or nature (including, without limitation, legal fees) arising out of or caused by the wilful misconduct, gross negligence or bad faith of Four Seasons or any of its directors, officers, employees, consultants, agents or representatives.

                                ARTICLE XIX
                              ACKNOWLEDGMENTS

19.01        Circus' Acknowledgments

          Circus acknowledges that:

     (a) in entering into this Agreement and except as provided in section 19.02, Circus has not relied on any statement, study, representation or warranty of Four Seasons, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, express or implied, relating to the Hotel, including (without limitation) any statement, study, representation or warranty relating to the structural integrity, safety or other similar aspects of the Hotel, the competence of the Consultants, the compliance of the Hotel with Applicable Law, any projection or pro forma statements of earnings or profit or loss or statements as to future success of the Hotel which may have been prepared by or on behalf of Four Seasons, any of its Affiliates or any Person actually or apparently engaged by them or on their behalf, and Circus understands that no guarantee is made or implied by Four Seasons or any of its Affiliates with respect thereto; and

     (b) Four Seasons is relying on the representations, warranties and covenants of Circus set out in the Hotel Agreements in connection with Four Seasons entering into and fulfilling its obligations under this Agreement.

19.02        Four Seasons' Acknowledgments

          Four Seasons acknowledges that Circus is relying on the representations, warranties and covenants of Four Seasons set out in this Agreement, and of the Affiliates of Four Seasons set out in the other Hotel Agreements, in connection with Circus entering into and fulfilling its obligations under this Agreement.

                                ARTICLE XX
                            GENERAL PROVISIONS

20.01        Entire Agreement

          This Agreement and the other Hotel Agreements, together with all schedules attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter contemplated herein and therein and supersedes all oral statements and prior writings with respect to the subject matter contemplated herein and therein. Any other agreements regarding the subject matter contemplated herein and therein, whether written or oral, are terminated.

20.02        Modification and Changes

          This Agreement cannot be changed or modified except by another agreement in writing signed by all the parties or by their respective duly authorized agents and consented to by all the parties to the other Hotel Agreements.

20.03        Partial Invalidity

          In the event that any one or more of the phrases, sentences, clauses, Articles or sections contained in this Agreement shall be declared invalid or unenforceable by order, decree or judgment of any court having jurisdiction, or shall be or become invalid or unenforceable by virtue of any Applicable Law, the remainder of this Agreement shall be construed as if such phrases, sentences, clauses, Articles or sections had not been inserted except when such construction (a) would operate as an undue hardship on either party or (b) would constitute a substantial deviation from the general intent and purposes of the parties as reflected in this Agreement. In the event of either (a) or (b) above, the parties shall use their best efforts to negotiate a mutually satisfactory amendment to this Agreement to circumvent such adverse construction. If no such amendment has been agreed upon within 60 days after the initial request by either party to negotiate such amendment, such Dispute shall be submitted to arbitration in accordance with the provisions of section 17.03.

20.04        Counterparts

          This Agreement may be executed simultaneously in two counterparts, each of which counterparts shall be deemed an original. In proving this Agreement it shall not be necessary to produce or account for more than one of the counterparts.

20.05        Waivers

          No failure by a party to insist upon the strict performances of any provision of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such provision. No provision of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

20.06        Enurement

          This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns.

20.07        Applicable Law

          This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

20.08        Jurisdiction

          The parties irrevocably:

     (a) submit and consent to the non-exclusive jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada as regards any suit, action or other legal proceedings arising out of this Agreement;

     (b) waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceedings, any claim that they are not personally subject to the jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and

     (c) agree not to seek, and hereby waive any review by any court which may be called upon to enforce the judgment of the courts referred to in section 20.08(a), of the merits of any such suit, action or proceeding in the event of failure of any party to defend or appear in any such suit, action or proceeding.

20.09        Designation of Agent for Service of Process

     (a) Four Seasons irrevocably designates the General Manager at the Hotel as its Nevada agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in the State of Nevada, and Four Seasons agrees and consents that any such service of process as specified above shall be taken and be deemed to be valid personal service upon Four Seasons and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in the State of Nevada, and Four Seasons waives all claims of error by reason of any such service. Notwithstanding the foregoing, Four Seasons may, by notice to Circus, change its designation of any agent for service of process. Without in any way limiting the validity of such service of process, Circus shall promptly mail a copy of such process to Four Seasons at its address set forth in section 20.10.

     (b) Circus irrevocably designates its General Counsel at 2880 Las Vegas Boulevard South, Las Vegas, Nevada, U.S.A. 89109 as its Nevada agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceedings brought in the State of Nevada, and Circus agrees and consents that any such service of process as specified above shall be taken and deemed to be valid personal service upon Circus and that any such service of process shall be of the same force and validity as if service were made upon them according to the laws governing the validity and requirement of such service in the State of Nevada, and the Circus waives all claims of error by reason of any such service. Notwithstanding the foregoing, Circus may, by notice to Four Seasons change its designation of any agent for service of process. Without in any way limiting the validity of such service of process, Four Seasons shall promptly mail a copy of such process to Circus at its address set forth in section 20.10.

20.10        Notices

          Except as may otherwise be provided in this Agreement, all notices, demands, statements, requests, consents, approvals and other communications (collectively, "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing, duly executed by an authorized officer or agent of the party so giving such Notice, and either personally delivered to any duly authorized representative of the party receiving such Notice or sent by facsimile transmission, registered or certified mail, or by courier service, return receipt requested, addressed:

     If to Four Seasons, to:  Four Seasons Hotels Limited
                         1165 Leslie Street
                         Toronto, Ontario
                         Canada    M3C 2K8

                         Attn: General Counsel

                         Facsimile No.: (416) 441-4303

     With a copy to:          Goodman Phillips & Vineberg
                         250 Yonge Street, Suite 2400
                         Toronto, Ontario
                         Canada  M5B 2M6

                         Attn:  Mario Di Fiore

                         Facsimile No.: (416) 979-1234


     If to Circus, to:        Circus Circus Enterprises, Inc.
                         2880 Las Vegas Boulevard South
                         Las Vegas, Nevada
                         U.S.A.   89109

                         Attn: General Counsel

                         Facsimile No.: (702) 794-3810


     With a copy to:          Circus Circus Enterprises, Inc.
                         2880 Las Vegas Boulevard South
                         Las Vegas, Nevada
                         U.S.A.   89109

                         Attn: President

                         Facsimile No.: (702) 794-3810




All Notices shall be effective for all purposes upon personal delivery thereof or, if sent by facsimile transmission, shall be effective on the date of transmission duly shown on the confirmation slip, or, if sent by mail or air freight or courier service, shall be effective on the date of delivery duly shown on the return receipt. Any party may at any time change the addresses for Notices to such party by giving a Notice in the manner set forth in this section 20.10.

20.11        Time of Essence

          Time shall be of the essence of each and every term and obligation of this Agreement.

20.12        Estoppel Certificates

          Each party shall, upon at least 10 days' written notice, execute and deliver to any other party, and to any other Person having or about to have a bona fide interest in the Hotel as such other party may designate in writing, a statement certifying that this Agreement is unmodified and in full force and effect, or if not, stating the details of any modification and stating that as modified it is in full force and effect, the date to which payments have been paid and whether or not, to the knowledge of the certifying party, there is any existing default on the part of any other party.

20.13        Personal Property Purchasing Services

     (a) In addition to the services to be performed by Four Seasons as contemplated by the provisions of this Agreement, Four Seasons shall be entitled to make a proposal to Circus for the provision by Four Seasons of all services relating to the purchase and installation of the Personal Property for the Hotel, which proposal shall set forth the scope of the services to be provided by Four Seasons and the fee to be paid by Circus for the provision of such services by Four Seasons. Circus shall give such proposal the same consideration as any other proposal received by Circus from other Persons for the provision of such services.

     (b) In the event Circus engages any Person (other than Four Seasons or any of its Affiliates) to provide all purchasing and installation services relating to the Personal Property for the Hotel, Circus shall cause such services to be performed at a level of standard and quality consistent with that of a world class luxury hotel comparable to the hotels and resorts operated and managed by Four Seasons or any Affiliate thereof under the name "Four Seasons" in North America.

          IN WITNESS WHEREOF the parties have executed this Agreement on this 10th day of March, 1998.
                              FOUR SEASONS HOTELS LIMITED


                              By: KATHLEEN TAYLOR


                              By: ISADORE SHARP



                              CIRCUS CIRCUS ENTERPRISES, INC.


                              By: GLENN SCHAEFFER


                              By: PRESIDENT




                               SCHEDULE "A"

                                DEFINITIONS

(a) "Building Permits" means all permits, licences or certificates of any Governmental Authority necessary or appropriate to complete the development and construction of the Hotel.

(b)  "Construction Phase" or "Phase III" means the period set out in section
     7.01.

(c) "Consultants" means all consultants required for the design, development, construction, furnishing and equipping of the Hotel, including (without limitation) the Project Architect and other architects (concept and production), accountants, archaeologists, attorneys, engineers (structural, civil, soil, mechanical, electrical, audio visual and traffic), the general contractor and other contractors, acoustic mechanical and electrical consultants, interior and other designers, decorators, planners, economists, environmental specialists, landscape consultants, kitchen and laundry consultants, traffic consultants and other consultants or specialists.

(d) "Construction and Design Standards" means the construction and design standards prepared by Four Seasons and delivered to Circus, with all variations thereto which have been approved by Four Seasons during the development and construction of the Hotel.

(e)  "Consulting Fee" has the meaning set out in section 11.01.

(f) "Design Development & Working Drawings and Specifications" means the detailed plans, specifications and drawings prepared based on the Schematic Design Drawings for the construction of the Hotel.

(g) "Design Development & Working Drawings Phase" or "Phase II" means the period set out in section 6.01.

(h)  "Dispute" has the meaning set out in section 17.02.

(i)  "FF&E Co-ordinator" has the meaning set out in section 9.02(b).

(j) "Four Seasons' Project Manager" means Four Seasons' project design and construction manager, and shall have the meaning set out in section 9.02(a).

(k) "Hotel Design Brief" means the Hotel Design Brief dated March 2, 1998 approved by Circus and Four Seasons and attached hereto as Schedule "B".

(l) "Interest" means (i) in respect of Circus, the right, title and interest of Circus in and to the Hotel and this Agreement, and (ii) in respect of Four Seasons, the right, title and interest of Four Seasons in and to
     (A) the business of Four Seasons of operating and managing the Hotel, and (B) the Hotel Agreements.

(m) "Occupancy Permits" means all permits, licences or certificates from any Governmental Authority necessary or appropriate to open the Hotel for use and occupancy as a World Class Luxury Hotel.

(n) "Circus' Project Manager" means Circus' project design and construction manager, and shall have the meaning set out in section 9.01.

(o) "Personal Property" means all Furniture, Fixtures and Equipment and all Operating Equipment and Supplies.

(p) "Personal Property Budget" means the budget for the purchase of Personal Property to be prepared by Four Seasons and approved by Circus in accordance with the terms of this Agreement.

(q)  "Personal Property Services Fee" has the meaning set out in section
     11.02.

(r) "Post-Opening & Deficiencies Phase" or "Phase IV" means the period set out in section 8.01.

(s)  "Pre-Opening Plan and Budget" has the meaning set out in section
     4.01(a).

(t)  "Project Architect" has the meaning set out in section 5.02(b).

(u) "Project Analysis & Schematic Design Phase" or "Phase I" means the period set out in section 5.01.


(v) "Project Budget" means the budget for the development and construction of the Hotel to be prepared by Circus and approved by Four Seasons in accordance with the terms of this Agreement, setting forth, in detail, the break-down of the total estimated costs of the development and construction of the Hotel and all appropriate categories of costs.

(w)  "Proposed Pre-Opening Plan and Budget" has the meaning set out in section 4.01(a).

(x) "Qualified Person" means a Person that, in respect of the operation of five star or luxury hotels, (i) has adequate financial capacity to perform the obligations of Circus under this Agreement, (ii) is not of ill repute, and (iii) is not a Person whose prior activities, criminal record, if any, reputation, habits and associations would cause a prudent business Person not to associate with such Person in a commercial venture. Any Dispute as to whether or not a Person is a Qualified Person shall, if requested by either Circus or Four Seasons, be resolved by arbitration pursuant to the provisions of section 17.03(b).

(y)  "Schematic Design Drawings" has the meaning set out in section 5.02(b).


                               SCHEDULE "B"

                            HOTEL DESIGN BRIEF




                               Not Included.